Exhibit 10.4

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CIBUS GLOBAL, LLC

a Delaware limited liability company

Dated as of May 31, 2023

THE LIMITED LIABILITY COMPANY UNITS OF CIBUS GLOBAL, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, MEMBERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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5.08	Partnership Representative	26
5.09	Other Allocation Provisions	28
5.10	Survival	28
5.11	Unitholder Representative Matters	28

ARTICLE VI BOOKS AND RECORDS; REPORTS		28
6.01	Books and Records	28
6.02	Confidentiality	30

ARTICLE VII COMPANY UNITS		31
7.01	Units	31
7.02	Register	33
7.03	Registered Members	33
7.04	Issuances, Repurchases and Redemptions, Recapitalizations	33

ARTICLE VIII TRANSFER RESTRICTIONS		36
8.01	Member Transfers	36
8.02	Purported Transfers Void	37
8.03	Mandatory Exchanges	37
8.04	Encumbrances	38
8.05	Approved Qualified Transaction	38
8.06	Further Restrictions	40
8.07	Rights of Assignees	42
8.08	Admissions, Resignations and Removals	42
8.09	Admission of Assignees as Substitute Members	42
8.10	Resignation and Removal of Members	43
8.11	Withholding	43
8.12	Allocations in Respect of Transferred Units	43

ARTICLE IX DISSOLUTION, LIQUIDATION AND TERMINATION		44
9.01	No Dissolution	44
9.02	Events Causing Dissolution	44
9.03	Distribution upon Dissolution	44
9.04	Time for Liquidation	45
9.05	Termination	45
9.06	Claims of the Members	45
9.07	Survival of Certain Provisions	46

ARTICLE X LIABILITY AND INDEMNIFICATION		46
10.01	Liability of Members	46
10.02	Indemnification	47
10.03	Survival	50

ARTICLE XI VALUATION		50
11.01	Fair Market Value	50
11.02	Determination	50

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ARTICLE XII MISCELLANEOUS		50
12.01	Severability	50
12.02	Notices	50
12.03	Cumulative Remedies	52
12.04	Binding Effect	52
12.05	Interpretation	52
12.06	Counterparts	52
12.07	Further Assurances	52
12.08	Entire Agreement	52
12.09	Governing Law	52
12.10	Submission to Jurisdiction; Waiver of Jury Trial	52
12.11	Expenses	54
12.12	Amendments and Waivers	54
12.13	No Third Party Beneficiaries	55
12.14	Headings	55
12.15	Power of Attorney	55
12.16	Separate Agreements; Schedules	56
12.17	Partnership Status	56
12.18	Delivery by Facsimile or Email	56

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THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

CIBUS GLOBAL, LLC

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Cibus Global, LLC, a Delaware limited liability company (the “Company”), is made as of May 31, 2023 (the “Effective Date”) by and among Cibus, Inc. (f/k/a Calyxt, Inc.), a Delaware corporation, in its capacity as the Managing Member of the Company, the Company and the Members set forth on Exhibit A hereto and each other person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act (as defined below).

RECITALS

WHEREAS, the Company was originally formed as Cibus Global, Ltd., a British Virgin Islands company (in such capacity, “Cibus BVI”);

WHEREAS, pursuant to the provisions of Section 18-212 of the Delaware Act, and Section 388 of the BVI Business Companies Act, and through the filing of a Certificate of Limited Liability Company Domestication and a Certificate of Formation with the Delaware Secretary of State, Division of Corporations (such Certificate of Formation, collectively with each amendment thereto, the “Certificate”), on May 10, 2019 Cibus BVI was continued and/or converted as the Company;

WHEREAS, the Company entered into that certain Limited Liability Company Agreement of the Company, dated May 10, 2019, by and between the Company and certain of the Members, as amended by that certain First Amendment to the Limited Liability Company Agreement of the Company, dated August 7, 2019 (together, the “Original Agreement”);

WHEREAS, on June 23, 2021, the Original Agreement was amended and restated in its entirety by that certain Amended and Restated Limited Liability Company Agreement of the Company (the “Amended Agreement”);

WHEREAS, on December 2, 2022, in connection with the issuance of certain preferred units, the Amended Agreement was amended and restated in its entirety by that certain Second Amended and Restated Limited Liability Company Agreement of the Company (the “Existing Agreement”);

WHEREAS, concurrently with the effectiveness of this Agreement, in accordance with the Agreement and Plan of Merger, dated as of January 13, 2023 (the “Merger Agreement”), by and among the Managing Member; Calypso Merger Subsidiary, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Managing Member (“Merger Subsidiary”); the Company; New Venture I Holdings, LLC, a Delaware limited liability company (“Blocker 1”); BCGF CB Holdings LLC, a Delaware limited liability company (“Blocker 2”); BCGFCP CB Holdings LLC, a Delaware limited liability company (“Blocker 3”); BCGFK CB Holdings LLC, a Delaware limited liability company (“Blocker 4”); FSBCGF CB Holdings LLC, a Delaware limited liability company (“Blocker 5”); PYLBCG CB Holdings LLC, a Delaware limited liability company (“Blocker 6”); FSGRWCO CB Holdings LLC, a Delaware limited liability company (“Blocker 7”); GROWTHCO CB Holdings LLC, a Delaware limited liability company (“Blocker

8”); GRTHCOCP CB Holdings LLC, a Delaware limited liability company (“Blocker 9”); and GRWTHCOK CB Holdings LLC, a Delaware limited liability company (“Blocker 10” and, collectively with Blocker 1, Blocker 2, Blocker 3, Blocker 4, Blocker 5, Blocker 6, Blocker 7, Blocker 8 and Blocker 9, the “Blockers”): (i) Blocker 1 merged with and into the Managing Member, whereupon the separate corporate existence of Blocker 1 ceased and the Managing Member became the surviving entity (the “First Blocker Merger”), (ii) Blocker 2 merged with and into the Managing Member, whereupon the separate corporate existence of Blocker 2 ceased and the Managing Member became the surviving entity (the “Second Blocker Merger”), (iii) Blocker 3 merged with and into the Managing Member, whereupon the separate corporate existence of Blocker 3 ceased and the Managing Member became the surviving entity (the “Third Blocker Merger”), (iv) Blocker 4 merged with and into the Managing Member, whereupon the separate corporate existence of Blocker 4 ceased and the Managing Member became the surviving entity (the “Fourth Blocker Merger”), (v) Blocker 5 merged with and into the Managing Member, whereupon the separate corporate existence of Blocker 5 ceased and the Managing Member became the surviving entity (the “Fifth Blocker Merger”), (vi) Blocker 6 merged with and into the Managing Member, whereupon the separate corporate existence of Blocker 6 ceased and the Managing Member became the surviving entity (the “Sixth Blocker Merger”), (vii) Blocker 7 merged with and into the Managing Member, whereupon the separate corporate existence of Blocker 7 ceased and the Managing Member became the surviving entity (the “Seventh Blocker Merger”), (viii) Blocker 8 merged with and into the Managing Member, whereupon the separate corporate existence of Blocker 8 ceased and the Managing Member became the surviving entity (the “Eighth Blocker Merger”), (ix) Blocker 9 merged with and into the Managing Member, whereupon the separate corporate existence of Blocker 9 ceased and the Managing Member became the surviving entity (the “Ninth Blocker Merger”), (x) Blocker 10 merged with and into the Managing Member, whereupon the separate corporate existence of Blocker 10 ceased and the Managing Member became the surviving entity (the “Tenth Blocker Merger” and, collectively with the First Blocker Merger, Second Blocker Merger, Third Blocker Merger, Fourth Blocker Merger, Fifth Blocker Merger, Sixth Blocker Merger, Seventh Blocker Merger, Eighth Blocker Merger, and Ninth Blocker Merger, the “Blocker Mergers”), and (xi) immediately following the Blocker Mergers, the Merger Subsidiary merged with and into the Company, whereupon the separate corporate existence of the Merger Subsidiary ceased and the Company became the surviving entity (the “Company Merger” and together with the Blocker Mergers, the “Mergers”) and continued its existence under the Act and in accordance with this Agreement;

WHEREAS, pursuant to the Company Merger, each of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Voting Common Units and Common Units (as each is defined in the Existing Agreement) outstanding prior to the effectiveness of this Agreement were cancelled and certain of the holders thereof received the number of Common Units set forth opposite such Member’s name on Exhibit A hereto, in each case, in accordance with Section 2.1 of the Merger Agreement;

WHEREAS, immediately prior to the consummation of the Mergers, the Managing Member repaid the outstanding balance owed to the Company in connection with the Interim Funding through the transfer of a portion of the assets of the Managing Member to the Company and, immediately thereafter, the Managing Member contributed the residual of its assets and liabilities to the Company as a Capital Contribution in exchange for Common Units (the “Managing Member Initial Contribution”) and the Company reduced the outstanding Interim Funding subject to repayment thereafter to zero ($0); and

WHEREAS, pursuant to the Merger Agreement, (i) the Members have agreed to amend and restate the Existing Agreement in its entirety as set forth herein and (ii) Cibus, Inc., by its execution and delivery of this Agreement, is hereby admitted to the Company as the Managing Member, and shall have the rights and obligations as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Managing Member hereby agree to amend and restate the Existing Agreement to read in its entirety as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means, the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as it may be amended from time to time.

“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Allocation Schedule” has the meaning given to such term in the Merger Agreement.

“Amended Agreement” has the meaning set forth in the recitals of this Agreement.

“Approved Qualified Transaction” has the meaning set forth in Section 8.05(a).

“Assignee” has the meaning set forth in Section 8.07.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including the tax imposed under Section 1411 of the Code on net investment income) for a Fiscal Year prescribed for an individual or corporate resident in California or New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the limitations imposed on the deductibility of expenses and other items, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable, but not taking into account any deduction under Section 199A of the Code or any similar state or local law), as determined in good faith by the Managing Member. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Members.

“Available Cash” means, as of a particular date, the amount of cash on hand which the Managing Member, in its reasonable discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts that the Managing Member, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations.

“Blocker 1” has the meaning set forth in the recitals of this Agreement.

“Blocker 10” has the meaning set forth in the recitals of this Agreement.

“Blocker 2” has the meaning set forth in the recitals of this Agreement.

“Blocker 3” has the meaning set forth in the recitals of this Agreement.

“Blocker 4” has the meaning set forth in the recitals of this Agreement.

“Blocker 5” has the meaning set forth in the recitals of this Agreement.

“Blocker 6” has the meaning set forth in the recitals of this Agreement.

“Blocker 7” has the meaning set forth in the recitals of this Agreement.

“Blocker 8” has the meaning set forth in the recitals of this Agreement.

“Blocker 9” has the meaning set forth in the recitals of this Agreement.

“Blocker Mergers” has the meaning set forth in the recitals of this Agreement.

“Blockers” has the meaning set forth in the recitals of this Agreement.

“Board” means the Board of Directors of the Managing Member.

“Capital Account” means the separate capital account maintained for each Member in accordance with Section 5.03 hereof.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company and the initial Carrying Value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to Article V.

“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Company shall be their respective gross Fair Market Values on the date of contribution as determined by the Managing Member in its reasonable discretion, and the Carrying Values of all Company assets shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the Distribution of more than a de minimis amount of Company assets to a Member as consideration for an interest in the Company; (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (d) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a Member, (e) the acquisition of an interest in the Company upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (f) on the Effective Date in connection with the closing of the transactions contemplated by the Merger Agreement, or (g) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b), and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the Managing Member in its reasonable discretion to reflect the relative economic interests of the Members; and provided further, if any noncompensatory option is outstanding, Carrying Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). The Carrying Value of any Company asset distributed to any Member shall be adjusted immediately before such Distribution to equal its Fair Market Value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. The Carrying Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this sentence to the extent that the Managing Member reasonably determines that an adjustment pursuant to clauses (a) through (g) the first sentence of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this sentence.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Change of Control” has the meaning given to such term in the Tax Receivable Agreement; provided that, for the avoidance of doubt, any event that constitutes both a Managing Member Offer and a Change of Control of the Managing Member shall be considered a Managing Member Offer for purposes of this Agreement.

“Cibus BVI” has the meaning set forth in the recitals of this Agreement.

“Class” means the classes of Units into which the limited liability company interests in the Company may be classified or divided from time to time by the Managing Member pursuant to the provisions of this Agreement. As of the date of this Agreement, the only Classes are Common Units. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the Managing Member in accordance with this Agreement, shall be deemed to be a class of limited liability company interests in the Company. For the avoidance of doubt, to the extent that the Managing Member holds limited liability company interests of any Class, the Managing Member shall not be deemed to hold a separate Class of such interests from any other Member because it is the Managing Member.

“Class A Common Shares” means the shares of the Class A Common Stock of the Managing Member, par value $0.0001 per share.

“Class A Common Stock” means the Class A common stock of the Managing Member, par value $0.0001 per share.

“Class A Restricted Common Stock Consideration” means the restricted Class A Common Shares issued pursuant to the Company Plan to holders of Merger Partner PIUs in the Company Merger in accordance with Section 2.1(b)(i)(E)(II) of the Merger Agreement.

“Class B Common Shares” means the shares of the Class B Common Stock of the Managing Member, par value $0.0001 per share.

“Class B Common Stock” means the Class B common stock of the Managing Member, par value $0.0001 per share.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Common Units then owned by such Member by the aggregate number of Common Units then owned by all Members.

“Common Units” means the Units of limited liability company interest in the Company designated as the “Common Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Merger” has the meaning set forth in the recitals of this Agreement.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Plan” means the Cibus, Inc. (f/k/a Calyxt, Inc.) 2017 Omnibus Incentive Plan, as amended, supplemented or modified from time to time.

“Confidential Information” has the meaning set forth in Section 6.02(a).

“Contingencies” has the meaning set forth in Section 9.03(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion” has the meaning set forth in the recitals of this Agreement.

“Covered Transaction” means any liquidation, dissolution or winding up of the Company (whether occurring through one transaction or a series of related transactions, and whether voluntary or involuntary) and any other sale, redemption or Transfer of Units.

“Designated Individual” has the meaning set forth in Section 5.08(a).

“Distribution” means the transfer of any money or other property to a Member or its Assignee in respect of its Units or other Equity Interests in the Company.

“Drag Price” has the meaning set forth in Section 8.05(a).

“Drag-Along Notice” has the meaning set forth in Section 8.05(b).

“Drag-Along Right” has the meaning set forth in Section 8.05(a).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Eighth Blocker Merger” has the meaning set forth in the recitals of this Agreement.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever, other than encumbrances arising under applicable securities Laws.

“Equity Interests” means (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the exchange agreement dated as of or about the date hereof among the Company, Managing Member, the other Members of the Company from time to time party thereto, and the other parties thereto, as amended from time to time.

“Exchange Transaction” means an exchange of Common Units and Class B Common Shares for Class A Common Shares of the Managing Member pursuant to, and in accordance with, the Exchange Agreement (including pursuant to a Direct Exchange (as defined in the Exchange Agreement)).

“Exempt Transfer” has the meaning set forth in Section 8.01(c).

“Existing Agreement” has the meaning set forth in the recitals of this Agreement.

“Fair Market Value” has the meaning set forth in Section 11.01.

“Family Group” means, with respect to a Person who is an individual, (a) such Person’s spouse and direct descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), and (b) any trust, the trustee of which is such Person and which at all times is and remains solely for the benefit of such Person and/or such Person’s relatives.

“Fifth Blocker Merger” has the meaning set forth in the recitals of this Agreement.

“First Blocker Merger” has the meaning set forth in the recitals of this Agreement.

“Fiscal Year” means, unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 12.12(b), any twelve-month period commencing on January 1 and ending on December 31.

“Fourth Blocker Merger” has the meaning set forth in the recitals of this Agreement.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Income Amount” has the meaning set forth in Section 4.01(c)(i).

“Indemnitee” means (a) the Managing Member, (b) any additional or substitute Managing Member, (c) any Person who is or was a Partnership Representative, officer or director of the Managing Member or any additional or substitute Managing Member, (d) any Person that is required to be indemnified by the Managing Member as an “indemnitee” in accordance with the certificate of incorporation and/or bylaws of the Managing Member as in effect from time to time, (e) any officer or director of the Managing Member or any additional or substitute Managing Member who is or was serving at the request of the Managing Member or any additional or substitute Managing Member as an officer, director, employee, member, Member, Partnership Representative, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Officer, (g) any other Person the Managing Member in its sole discretion designates as an “Indemnitee” for purposes of this Agreement, (h) any former officer or Manager of the Company pursuant to Section 7.2 of the Merger Agreement and (i) any heir, executor or administrator with respect to Persons named in clauses (a) through (h).

“Interim Funding” has the meaning given to such term in the Merger Agreement.

“Issuance Items” has the meaning set forth in Section 5.05(h).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.

“Liquidation Agent” has the meaning set forth in Section 9.03.

“Liquidity Limitations” has the meaning set forth in Section 4.01(c)(i).

“Managing Member” means Cibus, Inc. (f/k/a Calyxt, Inc.), a corporation incorporated under the laws of the State of Delaware, or any successor Managing Member admitted to the Company in accordance with the terms of this Agreement, in its capacity as the managing member of the Company.

“Managing Member Initial Contribution” has the meaning set forth in the recitals of this Agreement.

“Managing Member Offer” has the meaning set forth in Section 8.03.

“Mandatory Exchange” has the meaning set forth in Section 8.03.

“Member” means, at any time, each person listed as a Member (including the Managing Member) on the books and records of the Company, in each case for so long as he, she or it remains a Member of the Company as provided hereunder.

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.704-2(b)(3)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member’s Required Tax Distribution” has the meaning set forth in Section 4.01(c)(i).

“Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Mergers” has the meaning set forth in the recitals of this Agreement.

“Merger Partner PIU” has the meaning given to such term in the Merger Agreement.

“Merger Subsidiary” has the meaning set forth in the recitals of this Agreement.

“Ninth Blocker Merger” has the meaning set forth in the recitals of this Agreement.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Officer” means each Person designated as an officer of the Company by the Managing Member pursuant to and in accordance with the provisions of Section 3.04, subject to any resolutions of the Managing Member appointing such Person as an officer of the Company or relating to such appointment.

“Original Agreement” has the meaning set forth in the recitals of this Agreement.

“Original Member Representative” means Rory Riggs or, if Rory Riggs no longer holds any Units of the Company, such other Person as may be appointed from time to time by holders of a majority of Units held by Original Members who hold Units at the time of determination.

“Original Members” means the Members of the Company as of immediately prior to the Closing.

“Partnership Representative” has means any Person acting as “tax matters partner” or the “partnership representative” pursuant to Section 5.08.

“Permitted Transferee” means any transferee in an Exempt Transfer.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Proceeding” has the meaning set forth in Section 10.02(a).

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss (but the amounts of items to be specially allocated pursuant to Section 5.05 shall be determined by applying rules analogous to those set forth in the remainder of this definition of “Profits” and “Losses”); (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that, if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Managing Member may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); (f) to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing such taxable income or loss and (g) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Qualified Transaction” means a Change of Control.

“Required Member” has the meaning set forth in Section 8.05(a).

“Restricted Securities” means any Units in the Company or any equity interests of the Managing Member (including any Class A Common Shares or Class B Common Shares) received or retained as consideration under the Merger Agreement, including any securities held in escrow or otherwise issued or delivered after the Closing pursuant to the Merger Agreement.

“Revised Partnership Audit Provisions” means Code Sections 6221 through 6241, as in effect for taxable years of the Company beginning after December 31, 2017, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax Law.

“Second Blocker Merger” has the meaning set forth in the recitals of this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seventh Blocker Merger” has the meaning set forth in the recitals of this Agreement.

“Similar Law” means any law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company and the Managing Member (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Sixth Blocker Merger” has the meaning set forth in the recitals of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tax Advances” has the meaning set forth in Section 5.07.

“Tax Distributions” has the meaning set forth in Section 4.01(c)(ii).

“Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each taxable year.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of or about the date hereof among the Company, Managing Member and the other parties from time to time party thereto, as amended from time to time.

“Tenth Blocker Merger” has the meaning set forth in the recitals of this Agreement.

“Third Blocker Merger” has the meaning set forth in the recitals of this Agreement.

“TRA Party” has the meaning given to such term in the Tax Receivable Agreement.

“Transfer” means, in respect of any Unit, property or other asset, any direct or indirect sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including the exchange of any Unit for any other security or the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Unit, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The term “Transferred” shall have a meaning correlative to the foregoing.

“Transferee” means any Person that is a permitted transferee of a Member’s interest in the Company, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unitholder Representative” means Rory Riggs, or any successor to such Person pursuant to the Unitholder Representative Agreement.

“Unitholder Representative Agreement” that certain Unitholder Representative Engagement Agreement, dated as of the date hereof, by and among Unitholder Representative and the Company.

“Units” means the Common Units and any other Class of Units that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

2.01 Formation. The Company was formed as a limited liability company under the provisions of the Act by the filing of the Certificate on May 10, 2019. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Delaware, (b) if the Managing Member in its sole discretion deems it advisable, the operation of the Company as a limited liability company, or entity in which the Members have limited liability, in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution, delivery and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Members.

2.02 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of “Cibus Global, LLC” and all Company business shall be conducted in that name or in such other names that comply with applicable Law as the Managing Member in its sole discretion may select from time to time. Subject to the Act, the Managing Member in its sole discretion may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

2.03 Term. The term of the Company commenced on the date of the filing of the Certificate, and the term shall continue until the dissolution of the Company in accordance with Article IX. The existence of the Company shall continue until cancellation of the Certificate in the manner required by the Act.

2.04 Offices. The Company may have offices at such places either within or outside the State of Delaware as the Managing Member from time to time may select in its sole discretion. As of the date hereof, the principal place of business and office of the Company is located at 6455 Nancy Ridge Drive, San Diego, California, 92121.

2.05 Agent for Service of Process; Existence and Good Standing; Foreign Qualification.

(a) The registered office of the Company in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, Delaware, 19808. The name of the registered agent of the Company for service of process on the Company in the State of Delaware at such address shall be Corporation Service Company.

(b) The Managing Member in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the Laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of formation and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members. The Managing Member in its sole discretion may cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company to do business in any jurisdiction other than the State of Delaware.

2.06 Business Purpose. The Company was formed for the object and purpose of, and the nature and character of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

2.07 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act including the ownership and operation of the assets and other property contributed to the Company by the Members, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.06.

2.08 Members; Reclassification; Admission of New Members. Each of the Persons listed on Exhibit A hereto, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution of this Agreement, are admitted as Members of the Company. The rights, duties and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.08 with respect to substitute Members, a Person may be admitted from time to time as a new Member with the written consent of the Managing Member in its sole discretion. Each new Member shall execute and deliver to the Managing Member an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new Managing Member or substitute Managing Member may be admitted to the Company solely in accordance with Section 8.09 hereof.

2.09 Resignation. No Member shall have the right to resign as a member of the Company other than following the Transfer of all Units owned by such Member in accordance with Article VIII.

2.10 Representations of Members. Each Member severally (and not jointly), on behalf of itself and its successors and assigns, hereby represents and warrants to the Company and each other Member that as of the date of such Member’s admittance to the Company (or as of the date hereof for any Member as of the date hereof) and as of each subsequent date that such Member acquires any additional Units that:

(a) Organization; Authority.

(i) To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken.

(ii) It has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

(b) Non-Contravention. Its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (z) applicable Law.

(c) Due Inquiry. It has had, prior to the execution and delivery of this Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.

(d) Purpose of Investment. It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units.

(e) Transfer Restrictions. It understands that the Units and the Class B Common Shares are each being Transferred in a transaction not involving a public offering within the meaning of the Securities Act, and the Units and Class B Common Shares will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units or Class B Common Shares, such Units and/or Class B Common Shares may be offered, resold, pledged or otherwise Transferred only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units and/or Class B Common Shares.

(f) Investor Status. It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

2.11 Amendment and Restatement of Existing Agreement. Each of the Members agrees and acknowledges that this Agreement amends and restates the Existing Agreement, which is no longer in effect.

ARTICLE III

MANAGEMENT

3.01 Managing Member.

(a) The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to Officers or to others to act on behalf of the Company.

(b) Without limiting the foregoing provisions of this Section 3.01, the Managing Member shall have the general power to manage or cause the management of the Company (which may be delegated to Officers of the Company), including the following powers:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Company;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Company;

(iii) to make any expenditures, to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Company;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Company’s books of account; and

(vii) to do all such other acts as shall be authorized in this Agreement or by the Members in writing from time to time.

3.02 Compensation. The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member.

3.03 Expenses. The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company. The Company shall also bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member and (ii) all other expenses allocable to the Company or otherwise incurred by the Managing Member in connection with operating the Company’s business (including expenses allocated to the Managing Member by its Affiliates). To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including expenses that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including compensation and meeting costs of any board of directors or similar body of the Managing Member, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Managing Member to perform services for the Company, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Company shall not pay or bear any income tax obligations of the Managing Member or any obligations of the Managing Member under the Tax Receivable Agreement. Reimbursements pursuant to this Section 3.03 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 10.02.

3.04 Officers. Subject to the direction and oversight of the Managing Member, the day-to-day administration of the business of the Company may be carried out by persons who may be designated as officers by the Managing Member, with titles including “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman,” “executive vice president” or “vice president,” and as and to the extent authorized by the Managing Member in its sole discretion. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Company shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or officer of the Company may be suspended by the Managing Member from time to time, in each case in the sole discretion of the Managing Member. The Managing Member shall not cease to be a Managing Member of the Company as a result of the delegation of any duties hereunder. No officer of the Company, in its capacity as such, shall be considered a Managing Member of the Company by agreement, as a result of the performance of its duties hereunder or otherwise.

3.05 Authority of Members. No Member (other than the Managing Member), in its capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units do not confer any rights upon the Members to participate in the affairs of the Company described in this Agreement. Except as expressly provided herein, no Member (other than the Managing Member) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. The conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Company, no Member who is not also the Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also the Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Company may from time to time appoint one or more Members as officers or employ one or more Members as employees, and such Members, in their capacity as officers or employees of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member.

3.06 Action by Written Consent or Ratification. Any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if all Members whose consent or ratification is required consent thereto or provide a consent or ratification in writing. Any action required, required to be approved or permitted to be taken by the Managing Member pursuant to this Agreement may be taken or approved, as applicable, by the Managing Member acting pursuant to a writing which evidences its approval of or consent to such action.

3.07 Investment Company Act Restrictions. The Managing Member shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

ARTICLE IV

DISTRIBUTIONS

4.01 Distributions.

(a) Distributions Generally. The Managing Member, in its sole discretion, may, subject to (i) any restrictions contained in the financing agreements to which the Company or any of its Subsidiaries is a party, (ii) having Available Cash, and (iii) any other restrictions set forth in this Agreement, make Distributions at any time and from time to time. If any assets of the

Company are to be Distributed in kind, they shall be Distributed on the basis of their Fair Market Value. The Members’ Capital Accounts shall be appropriately adjusted before any such Distribution to reflect the increases or decreases to the Capital Accounts which would have occurred if the property Distributed in kind had been sold for its Fair Market Value by the Company prior to the Distributions. Notwithstanding any other provision of this Agreement to the contrary, no Distribution, Tax Distribution or other payment in respect of Units shall be required to be made to any Member if, and to the extent that, such Distribution, Tax Distribution or other payment in respect of Units would not be permitted under the Act or other applicable Law.

(b) Operating Distributions. The Managing Member, in its sole discretion, may authorize Distributions (to the extent of Available Cash) by the Company to the Members at any time and from time to time. Subject to Section 4.01(c) with respect to Tax Distributions, all Distributions by the Company other than those made in connection with dissolution of the Company pursuant to Section 4.02, shall be made or allocated to holders of Common Units pro rata based on the number of Common Units held by each such holder.

(c) Tax Distributions

(i) With respect to each Member, the Company shall calculate the excess of (x)(A) the Income Amount allocated or allocable to such Member for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the taxable year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such taxable year and any Distributions made to such Member pursuant to Section 4.01(b) and Section 4.02, with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the taxable year containing the applicable Tax Estimation Period referred to in (x)(A) (the amount so calculated pursuant to this sentence is herein referred to as a “Member’s Required Tax Distribution”); provided, however, that the Managing Member may make adjustments in its reasonable discretion to reflect transactions occurring during the taxable year; provided, further, that if the amount of a Tax Distribution actually made with respect to a Tax Estimation Period is greater than or less than such Member’s Tax Distribution that would have been made under this Section 4.01(c)(i) for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Available Cash, or insolvency (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distribution for a Tax Estimation Period was greater than or less than the amount calculated based on actual taxable income for such Tax Estimation Period or because such Tax Distribution would have rendered the Company insolvent), then, for subsequent Tax Estimation Periods, the Managing Member shall cause the Company to adjust each Member’s Required Tax Distribution for the next Tax Estimation Period downward (but not below zero) or upward (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Member’s Common Percentage Interest) to reflect such excess or shortfall; provided, further, that with respect to the Managing Member and its wholly owned Subsidiaries, the Member’s Required Tax Distribution for any Tax Estimation Period shall be an amount sufficient for the Managing Member and its wholly owned Subsidiaries to receive a Distribution pursuant to Section 4.01(b) and this Section 4.01(c) sufficient to enable the Managing Member and its wholly owned Subsidiaries to meet their U.S. federal, state, local and non-U.S. tax obligations and obligations under the Tax Receivable Agreement for such Tax Estimation Period (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Member’s Common Percentage Interest). For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Member, the net taxable income (or, if applicable, gross taxable income, except to the extent offset by items of loss thereof) of the Company allocated or allocable to such Member for such Tax Estimation Period (excluding any compensation paid to a Member outside of this Agreement). For purposes of computing the Income Amount, the taxable income shall be determined (i) without regard to any special adjustments of tax items required as a result of any election under Section 754 of the Code, including adjustments required by Sections 734 and 743 of the Code, and (ii) by including adjustments to taxable income in respect of Section 704(c) of the Code (including “reverse Section 704(c) allocations”). For the avoidance of doubt, taxable income will include any amounts required to be included in taxable income by a Member as a result of ownership by the Company of an entity classified as a: (i) PFIC (including by reason of a QEF election or a mark-to-market election) or (ii) “controlled foreign corporation” within the meaning of Section 957 of the Code in which a Member (or any of its direct or indirect owners) could be a “United States shareholder” for U.S. federal income tax purposes.

(ii) At least five (5) days before the quarterly due date for payment of estimated tax payments by corporations or individuals (whichever is earlier) on a calendar year under the Code, the Company shall distribute (to the extent of Available Cash and unless prohibited by applicable Law or by any restrictions applicable to tax distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) to the Members pro rata in accordance with their Common Percentage Interest, an aggregate amount of cash sufficient to provide each such Member with a Distribution at least equal to such Member’s Required Tax Distribution (amounts distributed pursuant to this Section 4.01(c), “Tax Distributions”). Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Required Tax Distributions for a Tax Estimation Period (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Member’s Common Percentage Interest) to take into account increases or decreases in the number of Common Units held by each Member solely with respect to any relevant period (or portion thereof) following the Closing Date. Any Tax Distributions shall be treated in all respects as advances against future Distributions pursuant to Section 4.01(b) and Section 4.02 and shall be treated for all purposes of this Agreement as having been paid pursuant to Section 4.01(b) and Section 4.02.

(iii) Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Covered Transaction.

4.02 Liquidation Distribution. Subject to Section 4.01(c) with respect to Tax Distributions, all Distributions by the Company, and all proceeds (whether received by the Company or directly by the Members) in connection with dissolution of the Company shall be made or allocated among the holders of Common Units pro rata based on the number of Common Units held by each such holder.

4.03 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Managing Member shall not make a Distribution to any Member if such Distribution would violate Section 18-607 of the Act or other applicable Law.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

TAX ALLOCATIONS; TAX MATTERS

5.01 Initial Capital Contributions. The Members have made, on or prior to the date hereof, Capital Contributions and, in exchange, the Company has issued to the Members the number of Common Units as specified in the books and records of the Company.

5.02 No Additional Capital Contributions. No Member shall be required to make additional Capital Contributions to the Company without the consent of such Member or permitted to make additional capital contributions to the Company without the consent of the Managing Member, which may be granted or withheld in its sole discretion.

5.03 Capital Accounts.

(a) A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 5.03. The Company may adjust the Capital Accounts of its Members to reflect revaluations of the property of any Subsidiary of the Company that is treated as a partnership (or entity disregarded from a partnership) for U.S. federal income tax purposes. The Capital Account of each Member shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Member pursuant to Section 5.04, any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the Company in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. The Managing Member shall also (i) make any adjustments that are necessary or appropriate in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications for unanticipated events that might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b), provided that, to the extent that any such adjustment is inconsistent with any other provisions of this Agreement and would have a disproportionate (compared to the Managing Member) and material adverse effect on any Member, such adjustment shall require the consent of such Member (not to be unreasonably withheld, conditioned or delayed).

5.04 Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the Distributions that would be made pursuant to Section 4.02 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and all remaining or resulting cash was distributed to the Members, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Managing Member shall make such adjustments to Capital Accounts as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.

5.05 Special Allocations. Notwithstanding any other provision in this Article V:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company Fiscal Year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that, an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members holding Common Units in accordance with their respective Common Percentage Interest.

(e) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such Distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(a), 5.05(b) or 5.05(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 5.05(a), 5.05(b) or 5.05(c) had not occurred.

(h) Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized. The forfeiture allocations described in Proposed Regulations Section 1.704-1(b)(4)(xii)(c) (2005), and the allocations to which they relate, shall be treated as Issuance Items.

(i) Forfeiture Allocation. In the event that the Units of any Member are forfeited, then for the Fiscal Year of such forfeiture or other period (as determined by the Managing Member):

(i) items of income, gain, loss, and deduction shall be excluded from the calculation of Profits and Losses and shall be specially allocated to the Member whose Units have been forfeited so as to cause such Member’s Capital Account to equal such Member’s Distribution entitlements under Section 4.01 after giving effect to the adjustment in the Member’s Common Percentage Interest resulting from the applicable forfeiture; or

(ii) the Managing Member may elect to apply another allocation or Capital Account adjustment method to a Unit forfeiture as it reasonably deems appropriate in lieu of the method set forth in this Section 5.05(i).

(j) Noncompensatory Options. If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

5.06 Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that, in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (including under “reverse” Section 704(c) principles) in any manner determined by the Managing Member with the consent of the Original Member Representative (not to be unreasonably withheld, conditioned, or delayed) and permitted by the Code and Treasury Regulations, provided that the consent of the Original Member Representative shall only be required for so long as the Original Member Representative owns at least 50% of the Units owned by the Original Member Representative immediately following the Closing Date. The Managing Member shall make such other allocations for tax purposes as it determines in its reasonable discretion, subject to, for so long as the Original Member Representative owns at least 50% of the Units owned by the Original Member Representative immediately following the Closing Date, the prior written consent, not to be unreasonably withheld, conditioned or delayed, of the Original Member Representative (and its successors or assigns), to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.

5.07 Tax Advances. If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including U.S. federal, state, or local or non-U.S. withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the Revised Partnership Audit Provisions, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding Distribution or Distributions which would otherwise have been made to such Member or, if such Distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. For all purposes of this Agreement such Member shall be treated as having received the amount of the Distribution that is equal to the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or Distributions or other payments to such Member. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 5.08), in each case as reasonably determined by the Managing Member. For the avoidance of doubt, any taxes, penalties, and interest payable under the Revised Partnership Audit Provisions by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Managing Member.

5.08 Partnership Representative.

(a) The Managing Member is hereby designated as the “partnership representative” as that term is defined in Revised Partnership Audit Provisions for taxable years of the Company beginning with the taxable year including the Effective Date. In addition, the Managing Member is hereby authorized to designate or remove any other Person selected by the Managing Member as the Partnership Representative. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint an individual identified by the Partnership Representative for such Fiscal Year to act on its behalf (the “Designated Individual”) in accordance with the applicable regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations.

(b) Subject to this Section 5.08, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.

(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Member Representative of the commencement of any Audit of the Company or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members (a “Specified Audit”). The Partnership Representative shall (i) keep the Original Member Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Original Member Representative (or its designee) to participate (including using separate counsel), in each case at the Original Members’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Original Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Company shall promptly provide the Original Member Representative with copies of all material correspondence between the Partnership Representative or the Company (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Original Member Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, for so long as the Original Member Representative owns at least 50% of the Units owned by the Original Member Representative immediately following the Closing Date, the Partnership Representative shall not (and the Company shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall, for so long as the Original Member Representative owns at least 50% of the Units owned by the Original Member Representative immediately following the Closing Date, obtain the prior written consent of the Original Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) or (ii) taking any material action under the Revised Partnership Audit Provisions that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members, in the case of clauses (i) and (ii); provided that, no consent from the Original Member Representative is required in order to make an election under Section 6226(a) of the Code with respect to taxable periods that began on or before the Closing.

(d) All expenses incurred by the Partnership Representative or Designated Individual or Original Member Representative in connection with its duties as partnership representative or designated individual or Original Member Representative, as applicable, shall be expenses of the Company (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual or Original Member Representative, as applicable, except to the extent the Partnership Representative or Designated Individual is determined to have performed its duties in the manner described in the final sentence of this Section 5.08(d)), and the Company shall reimburse and indemnify the Partnership Representative or Designated Individual or Original Member Representative, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual or Original Member Representative from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual or Original Member Representative in discharging its duties hereunder. Neither the Partnership Representative nor

Designated Individual nor Original Member Representative shall be liable to the Company, any Member or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 5.08 absent (i) willful breach of any provision of this Section 5.08 or (ii) bad faith, fraud, gross negligence or willful misconduct on the part of the Partnership Representative or Designated Individual or Original Member Representative, as applicable.

(e) The Company, the Partnership Representative, and the Members expressly agree to be bound by the terms of Section 7.3 of the Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 7.3 of the Merger Agreement and this Agreement, Section 7.3 of the Merger Agreement shall control.

5.09 Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 12.12 or otherwise in accordance with this Agreement, Sections 5.03, 5.04 and 5.05 may also, so long as any such amendment does not materially change the relative economic interests of the Members, be amended at any time by the Managing Member if necessary, in the Managing Member’s reasonable discretion after consultation with its tax advisers, to comply with such regulations or any applicable Law.

5.10 Survival. Sections 5.07 and 5.08 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

5.11 Unitholder Representative Matters. Each of the provisions of the Unitholder Representative Agreement is hereby incorporated by reference into this Agreement, and, without limiting the generality of the foregoing, each Member hereby acknowledges and agrees that amounts otherwise payable to such Member hereunder may instead be remitted to the Unitholder Representative (as defined in the Unitholder Representative Agreement) in the circumstances, and at the times and in the amounts, set forth in the Unitholder Representative Agreement.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

6.01 Books and Records.

(a) At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company in accordance with GAAP.

(b) Except as limited by Section 6.01(c), each Member shall have the right to receive, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense, a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed.

(c) Intentionally Omitted.

(d) The Managing Member shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making any tax elections. At the Company’s expense, the Managing Member, within 120 days of the close of the Fiscal Year, shall use commercially reasonable efforts to furnish to each Member that was a Member during such Fiscal Year a Schedule K-1 and such other tax information reasonably required for U.S. federal, state and local income tax reporting purposes. The Company shall use commercially reasonable efforts to provide to each Person that was a Member during the Fiscal Year (a) by May 15th, August 15th and November 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items for, respectively, the first, second and third fiscal quarters that such Person will be required to include in its taxable income and (b) by March 1st of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items of such Person to be reflected on the Schedule K-1 of such Person for the prior Fiscal Year (it being understood such estimated information is subject to change based on the final Form K-1 made available by the Company). The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own tax returns; provided that, any costs or expenses with respect to the foregoing shall be borne by the requesting Member.

(e) The Managing Member shall make the following elections on the appropriate tax returns and shall not rescind them without the prior written consent of the Original Member Representative (provided that, the election described in clause (ii) below cannot be rescinded without the prior written consent of the all the Members):

(i) to adopt an appropriate federal income tax method of accounting and to keep the Company’s books and records on such income-tax method;

(ii) to have in effect (and to cause each direct or indirect Subsidiary that is treated as a partnership for U.S. federal income tax purposes and over 50% owned and controlled by the Company to have in effect, to the extent eligible to do so) an election, pursuant to Section 754 of the Code (and any similar election for state or local tax purposes), to adjust the tax basis of Company properties, for the taxable year of the Company that includes the Effective Date and each subsequent taxable year in which an Exchange Transaction occurs; and

(iii) any other available election that the Managing Member deems appropriate; provided that, for so long as the Original Member Representative owns at least 50% of the Units owned by the Original Member Representative immediately following the Closing Date, the Managing Member shall consult in good faith with the Original Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have a disproportionate (as compared to the Managing Member) and adverse effect on the Original Members, and not make such election without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). No Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.

6.02 Confidentiality.

(a) Each of the Members (other than the Managing Member) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Managing Member. “Confidential Information” as used herein includes all non-public information concerning the Company or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to each Member, Confidential Information does not include information or material that: (i) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (ii) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of the Managing Member, or any other officer designated by the Managing Member; (iii) is disclosed to such Member or their representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to the Company, the Managing Member or any of their respective Subsidiaries with respect to such information; or (iv) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided that, such Member shall remain liable with respect to any breach of this Section 6.02 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 6.02).

(c) Notwithstanding anything herein to the contrary, each of the Members may disclose Confidential Information:

(i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information,

(ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or

(iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided that, (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 6.02 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 6.02)).

(d) Notwithstanding any of the foregoing, nothing in this Section 6.02 will restrict in any manner the ability of the Managing Member to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

ARTICLE VII

COMPANY UNITS

7.01 Units.

(a) Limited liability company interests in the Company shall be represented by Units. At the execution of this Agreement, the Units are comprised of only Common Units. Immediately after giving effect to the transactions contemplated by the Merger Agreement, each Member holds the number of Units set forth opposite such Member’s name on Exhibit A attached hereto. For the avoidance of doubt, in connection with the Class A Restricted Common Stock Consideration issued by the Managing Member to certain holders of Merger Partner PIUs, the Company has issued to the Managing Member a corresponding number of Common Units. Such Common Units shall be subject to the same vesting or forfeiture terms as the corresponding restricted Class A Common Shares; if any restricted Class A Common Shares vest or are forfeited, then a corresponding number of the Common Units issued by the Company to the Managing Member shall automatically vest or be forfeited. Common Units which correspond to the Class A Restricted Common Stock Consideration shall participate in Distributions pursuant to Article IV the extent that the holders of the corresponding restricted Class A Common Shares are entitled to receive dividends thereon pursuant to the terms of the Company Plan. Any cash or property held by either the Managing Member or the Company or on either’s behalf in respect of dividends paid on restricted Class A Common Shares that fail to vest shall be returned to the Company upon the forfeiture of such restricted Class A Common Shares.

(b) Subject to Section 7.04, the Managing Member in its sole discretion may establish and issue, from time to time in accordance with such procedures as the Managing Member shall determine from time to time, additional Units, in one or more classes or series of Units, or other Company securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, classes and series of Units or other Company securities), as shall be determined by the Managing Member without the approval of any Member or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Distributions; (iii) the rights of such Units upon dissolution and winding up of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Common Percentage Interest as to such Units; (viii) the terms and conditions of the issuance of such Units (including the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue such Units for less than Fair Market Value); and (ix) the right, if any, of the holder of such Units to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. Notwithstanding any other provision of this Agreement, the Managing Member in its sole discretion, without the approval of any Member or any other Person, is authorized (i) to issue Units or other Company securities of any newly established class or any existing class to Members or other Persons who may acquire an interest in the Company, including Equity Interests which constitute a “profits interest” to Persons within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and IRS Notice 2005-43 and which will be issued with the intention that under current interpretations of the Code the recipient will not realize income upon the issuance of such Equity Interests, and that neither the Company nor any Member is entitled to any deduction either immediately or through depreciation or amortization as a result of the issuance of such Equity Interest; (ii) to amend this Agreement to reflect the creation of any such new class, the issuance of Units or other Company securities of such class, and the admission of any Person as a Member which has received Units or other Company securities; and (iii) to effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Company by the Managing Member that are not accompanied by the issuance by the Company to the Managing Member of additional Units and to update the books and records of the Company accordingly. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Common Units and Units of any other class or series that may be established in accordance with this Agreement. All Units of a particular class shall have identical rights in all respects as all other Units of such class, except in each case as otherwise specified in this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, the Managing Member shall not cause or permit the Company to issue, or authorize the issuance of, any Units unless the Managing Member has a sufficient number of Class A Common Stock authorized, available and reserved for issuance upon an exchange of such newly issued Units for Class A Common Stock pursuant to an Exchange Transaction.

(d) Notwithstanding anything to the contrary in this Agreement, the Company shall not, and the Managing Member shall not cause the Company to, issue any Units if such issuance would result, in the Managing Member’s reasonable discretion, in the Company having more than one-hundred (100) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) or if the Company already has more than one-hundred (100) “partners” but such issuance would further increase the number of “partners” in the Company; provided that, for such purposes, the Company and the Managing Member shall be entitled to assume that each person who is a Member immediately before the Closing is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

7.02 Register. The books and records of the Company shall be the definitive record of ownership of each Unit and all relevant information with respect to each Member. Unless the Managing Member in its sole discretion shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Company.

7.03 Registered Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

7.04 Issuances, Repurchases and Redemptions, Recapitalizations.

(a) Issuances by the Managing Member

(i) Subject to Section 7.04(a)(ii) and the Exchange Agreement, if, at any time after the Closing Date, the Managing Member sells or issues Class A Common Shares or any other Equity Interests of the Managing Member (other than Class B Common Stock), (x) the Company shall concurrently issue to the Managing Member an equal number of Common Units (if the Managing Member issues Class A Common Stock), or an equal number of such other Equity Interests of the Company corresponding to the Equity Interests issued by the Managing Member (if the Managing Member issues Equity Interests other than Class A Common Stock), and with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member so issued and (y) the Managing Member shall concurrently contribute to the Company, the net proceeds or other property received by the Managing Member, if any, for such Class A Common Stock or other Equity Interest.

(ii) Notwithstanding anything to the contrary contained in Section 7.04(a)(i) or Section 7.04(a)(iii), this Section 7.04(a) shall not apply to (x) the issuance and distribution to holders of Class A Common Stock or other Equity Interests of the Managing Member of rights to purchase Equity Interests of the Managing Member under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan) or (y) the issuance under the Managing Member’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock units, performance based award or other rights to acquire Equity Interests of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Interests of the Managing Member in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards (including as set forth in clause (iii) below, as applicable).

(iii) In the event any outstanding Equity Interest of the Managing Member is exercised or otherwise converted and, as a result, any Class A Common Shares or other Equity Interests of the Managing Member are issued (including as a result of the exercise of warrants of the Managing Member), (x) the corresponding Equity Interest outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Common Units or equivalent Equity Interests of the Company shall be issued to the Managing Member as required by the first sentence of Section 7.04(a)(i), and (z) the Managing Member shall concurrently contribute to the Company the net proceeds received by the Managing Member from any such exercise or conversion.

(b) New Company Equity Interests. Except pursuant to the Exchange Agreement, (x) the Company may not issue any additional Common Units or Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or Transfers an equal number of newly-issued Class A Common Shares of the Managing Member (or relevant Equity Interest of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Company, and (y) the Company may not issue any other Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or Transfers, to another Person, an equal number of newly-issued shares of Equity Interests of the Managing Member or such Subsidiary with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of the Company and contributes the net proceeds therefrom to the Company.

(c) Repurchases and Redemptions.

(i) Neither the Managing Member nor any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of Common Units for the same price per security, if any, or (B) any other Equity Interests of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of the corresponding class or series of Equity Interests of the Company with the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary for the same price per security, if any.

(ii) The Company may not redeem, repurchase or otherwise acquire (x) any Common Units from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Class A Common Shares for the same price per security from holders thereof or (y) any other Equity Interests of the Company from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Interests of the Managing Member (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary.

(iii) Notwithstanding the foregoing clauses (a) and (c) of this Section 7.04, to the extent that any consideration payable by the Managing Member in connection with the redemption, repurchase or acquisition of Class A Common Shares or other equity securities of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) consists (in whole or in part) of Class A Common Shares or such other Equity Interests (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)) other than under the Managing Member’s employee benefit plans for which there are no corresponding Common Units or other Equity Interests of the Company, the redemption, repurchase or acquisition of the corresponding Common Units or other Equity Interests of the Company shall be effectuated in a substantially similar manner.

(d) Equity Subdivisions and Combinations.

(i) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Interests of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible Equity Interests of the Company and the Managing Member.

(ii) the Managing Member shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Interests of the Managing Member, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Interests of the Company and the Managing Member.

(e) General Authority. For the avoidance of doubt, but subject to Section 7.01, Section 7.02, and Section 7.04, the Company and the Managing Member shall be permitted to undertake all actions, including an issuance, cancellation, redemption, reclassification, distribution, division or recapitalization, with respect to the Common Units as the Managing Member determines is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding Class A Common Shares, and (ii) the number of outstanding Class B Common Shares held by any Member other than the Managing Member and the number of Class A Units held, directly or indirectly, by such Member disregarding, for purposes of maintaining the one-to-one ratios in clause (i) and clause (ii), (A) options, rights or securities of the Managing Member issued under any plan involving the issuance of any Equity Interests that are convertible into or exercisable or exchangeable for Class A Common Shares, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Managing Member that are convertible or into or exercisable or exchangeable for Class A Common Stock (but in each case prior to such conversion, exercise or exchange).

ARTICLE VIII

TRANSFER RESTRICTIONS

8.01 Member Transfers.

(a) Except as otherwise agreed to in writing between the Managing Member and the applicable Member and reflected in the books and records of the Company or as otherwise provided in this Article VIII, no Member or Assignee thereof may Transfer all or any portion of its Units or other interest in the Company (or beneficial interest therein) without the prior consent of the Managing Member, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal opinions and other documents that the Managing Member may require) as are determined by the Managing Member, in each case in the Managing Member’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the Managing Member, in its sole discretion. Any such determination in the Managing Member’s sole discretion in respect of Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void. If a Member Transfers all or a portion of its Common Units to a Transferee in compliance with this Agreement, the Member shall surrender a number of Class B Common Shares to the Managing Member equal to the number of Transferred Common Units, such Class B Common Shares will be immediately cancelled, and the Managing Member shall issue the same number of Class B Common Shares to such Transferee upon its admittance to the Company as a Member.

(b) Notwithstanding anything otherwise to the contrary in this Agreement, each Member may Transfer Units in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement; provided that in the case of any Member other than a Member holding at least 3% of the Common Percentage Interest, that (excluding, for purposes of this calculation, Common Units then owned by the Managing Member (if any) or any Subsidiary of the Managing Member (if any)) such Exchange Transactions shall be effected in compliance with reasonable policies that the Managing Member may adopt or promulgate from time to time and advise the Members of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of the Exchange Agreement, the provisions of the Exchange Agreement shall apply in lieu thereof to any Exchange Transaction to the extent of such conflict.

(c) Notwithstanding anything otherwise to the contrary in this Section 8.01, an individual Member may Transfer all or any portion of his, her or its Restricted Securities without consideration to (i) any member of his or her Family Group or (ii) any Affiliate of such Member (including any direct or indirect partner, shareholder, equityholder of such Member or any

Affiliated investment fund or vehicle of such Member or such Member’s direct or indirect partners, shareholders or equityholders), but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of Managing Member or the Company, and (iii) to a trust solely for the benefit of such Member and such Member’s Family Group (or a re-Transfer of such Restricted Securities by such trust back to such Member upon the revocation of any such trust) or pursuant to the applicable Laws of descent or distribution among such Member’s Family Group, in each case, in a Transfer that complies with Section 8.06 (each of clauses (i)-(iii), an “Exempt Transfer”); provided that the restrictions contained in this Agreement will continue to apply to the Restricted Securities after any Exempt Transfer and each Transferee of Restricted Securities shall agree in writing, by entering into an appropriate supplemental agreement in such form and terms as the Managing Member may reasonably specify, prior to and as a condition precedent to the effectiveness of such Exempt Transfer, to be bound by the provisions of this Agreement, without modification or condition, subject only to the consummation of such Exempt Transfer. Upon the Exempt Transfer of Restricted Securities, the transferor will deliver written notice to the Company, which notice will disclose in reasonable detail the identity of such Transferee(s) and shall include an executed original counterpart of this Agreement in a form acceptable to the Managing Member. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Exempt Transfers to one or more Transferees and then disposing of all or any portion of any such party’s interest in such Transferee if such disposition would result in such Transferee ceasing to be a Permitted Transferee. The Managing Member may implement other policies and procedures to permit the Transfer of Restricted Securities by the other Members for personal planning purposes and any such Transfer effected in compliance with such policies and procedures shall not require the prior consent of the Managing Member.

8.02 Purported Transfers Void. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall, to the fullest extent permitted by Law, be null and void ab inito, and the Company will not record such Transfer on its books or treat any purported Transferee of such Units as the owner of such securities for any purpose.

8.03 Mandatory Exchanges. The Managing Member may in its sole discretion at any time and from time to time, without the consent of any Member or other Person, cause to be Transferred to the Managing Member in an Exchange Transaction any and all Units, except for Units held by any Member holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by the Managing Member or any Subsidiary of the Managing Member) (a “Mandatory Exchange”); provided that, if at any time:

(a) the Company has more than one-hundred (100) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), and

(b) there are not binding agreements by and among Members and the Company and/or its assignees to sell Units in a manner that will not cause the Company to be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code that would cause the Company to have one-hundred (100) or fewer “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), upon the consummation of the transactions contemplated by such agreements (including, agreements to tender Units to the Company or one or more purchasers approved by the Company), then the Company shall promptly cause a Mandatory Exchange to be effected with respect to a number of Member holding less than 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by the Managing Member) sufficient to cause the Company to have no more than one-hundred (100) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), upon the consummation of such Mandatory Exchange. Any Mandatory Exchange need not be uniform and may be made by the Company and Managing Member selectively among the Members, whether or not such Members are similarly situated; provided that, in the event that a tender offer, share exchange offer, take-over bid, recapitalization or similar transaction with respect to any Class A Common Shares (a “Managing Member Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board that would result in Managing Member undergoing a Change of Control, then the Managing Member shall require, and each Member shall be deemed to effect, an Exchange Transaction with respect to any and all Units held by all Members conditioned upon, and subject to, the consummation of such Managing Member Offer or Change of Control, in each case, to the extent that such Member has not effected an Exchange Transaction with respect to all of its Units prior to the consummation of such transaction.

8.04 Encumbrances. No Member or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Member unless the Managing Member consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in the Managing Member’s sole discretion. Consent of the Managing Member shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

8.05 Approved Qualified Transaction.

(a) In the event that the Managing Member and the holders of a majority of the voting power of all outstanding capital stock of the Managing Member entitled to vote thereon approve a Qualified Transaction (the “Approved Qualified Transaction”), each other Member (each, a “Required Member”) agrees to Transfer all of such Required Member’s Units in connection with such Approved Qualified Transaction (the “Drag-Along Right”) for an amount of consideration per Unit and corresponding shares of Class B Common Stock equal (before taking into account any rights such Required Member may have under the Tax Receivable Agreement) to the amount of consideration to be received per share of Class A Common Stock by the holders thereof (the “Drag Price”), and otherwise with respect to such Units on the same terms and conditions as apply to the Class A Common Shares in such Approved Qualified Transaction, with such modifications as are appropriate, as determined in good faith by the Managing Member, solely to reflect the fact that Units and corresponding Class B Common Shares rather than Class A Common Shares will be Transferred in the first instance by such Member. Any Transfer effected in connection with the Drag-Along Right shall be structured in the sole discretion of the Managing

Member and, without limitation to any other structure, the Managing Member will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Members to participate in such Approved Qualified Transaction to the same extent or on an economically equivalent basis as the holders of Class A Common Shares without discrimination; provided that, without limiting the generality of this sentence, the Managing Member will use its reasonable best efforts expeditiously and in good faith to ensure that such Members may participate in each such Approved Qualified Transaction without being required to have their Common Units and Class B Common Shares redeemed (or, if so required, to ensure that any such redemption shall be effective only upon, and shall be conditional upon, the closing of such Approved Qualified Transaction, or, as applicable, to the extent necessary to exchange the number of Common Units being repurchased).

(b) The Managing Member shall send written notice (the “Drag-Along Notice”) to the Company and the Required Members at least thirty (30) days prior to the closing of the Approved Qualified Transaction notifying them that such Required Members will be required to sell all (but not less than all) of their Units in such sale, and setting forth (i) a copy of the written proposal or agreement pursuant to which the Approved Qualified Transaction will be effected, (ii) the Drag Price, (iii) the terms and conditions of Transfer and payment and (iv) the date and location of and procedures for selling the Units. In the event that the information set forth in the Drag-Along Notice changes from that set forth in the initial Drag-Along Notice, a subsequent Drag-Along Notice shall be delivered by the Managing Member no less than seven (7) days prior to the closing of the Approved Qualified Transaction. Notwithstanding the foregoing, to the extent that any of the foregoing information to be included in the Drag-Along Notice is publicly available, the Managing Member shall not be required to include such information in the Drag-Along Notice or deliver a subsequent Drag-Along Notice. Each Required Member shall thereafter be obligated to sell their Units and corresponding Class B Common Shares on the terms set forth in the Drag-Along Notice.

(c) Upon receipt of a Drag-Along Notice, each Required Member receiving such notice shall be obligated to sell all of its Units and corresponding Class B Common Shares in the Approved Qualified Transaction as contemplated by the Drag-Along Notice for the Drag Price, on the terms and conditions described in this Section 8.05, including by executing any document containing customary representations, warranties and agreements with respect to itself and its ownership of the Units or Class B Common Shares, as applicable, as requested by the Managing Member in connection with the Approved Qualified Transaction, which representations, warranties, indemnities and agreements shall be substantially the same as those contained in any letter of transmittal to be executed by the holders of Class A Common Shares with such modifications as are appropriate, as determined in good faith by the Managing Member, solely to reflect the fact that Units or Class B Common Shares, as applicable, rather than Class A Common Shares will be transferred by such Required Member. The Managing Member and each Required Member shall cooperate in good faith in connection with the consummation of the Approved Qualified Transaction.

8.06 Further Restrictions.

(a) Units issued from time to time after the date of this Agreement, including Units issued under equity incentive plans of the Company or the Managing Member (or upon settlement of awards granted under such plans), may be subject to such additional or other terms and conditions, including with regard to vesting, forfeiture, minimum retained ownership and Transfer, as may be agreed between the Managing Member and the applicable Member and reflected in the books and records of the Company. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the Units owned by any one or more Members at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(b) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit (other than, in each case, in accordance with the Exchange Agreement) be made by any Member or Assignee if the Managing Member determines that:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(ii) except pursuant to an Exchange Transaction, such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable U.S. federal or state securities Laws (including the Securities Act or the Exchange Act) or other non-U.S. securities Laws or would constitute a non-exempt distribution pursuant to applicable provincial or state securities Laws;

(iii) such Transfer would cause (i) all or any portion of the assets of the Company to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the Managing Member to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv) to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Managing Member, as determined in the Managing Member’s sole discretion; provided that no such legal and/or tax opinions shall be required for a Transfer by a Member holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by the Managing Member (if any) or any Subsidiary of the Managing Member (if any));

(v) such Transfer would cause the Company to be treated as having more than one-hundred (100) “partners” within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) or if the Company already has more than one-hundred (100) “partners” but such issuance would further increase the number of “partners” in the Company; or

(vi) the Managing Member shall reasonably determine that such Transfer would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder.

All determinations with respect to this Section 8.06 shall be made by the Managing Member in its sole discretion; provided, however, that all such determinations with respect to a Member holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by the Managing Member (if any) or any Subsidiary of the Managing Member (if any)) shall be made by the Managing Member exercising its reasonable discretion.

(c) In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall reasonably determine that interests in the Company do not meet the requirements of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3) in a taxable year, provided that, for such purpose, the Company and the Managing Member shall assume that each Original Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) unless otherwise required by applicable Law), in no event may any Transfer or assignment of Units by any Member be made if such Transfer would, in the Managing Member’s reasonable discretion, (i) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (ii) materially increase the possibility of the Company becoming a “publicly traded partnership” within the meaning of Section 7704 of the Code, or (iii) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or successor provision of the Code or to be treated as an association taxable as a corporation pursuant to the Code. For the avoidance of doubt, any Transfer that constitutes a “block transfer” within the meaning of Treasury Regulation Section 1.7704-1(e)(2) shall not be considered to be (i) effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (ii) materially increase the possibility of the Company becoming a “publicly traded partnership” within the meaning of Section 7704 of the Code, or (iii) cause the Company to be treated as a “publicly traded partnership.” Notwithstanding anything contrary in this Agreement, in no event may any Transfer, assignment of Units, or other Transfer of beneficial entitlement to Units by any Member be made if such Transfer would cause the Company to be treated as having more than one-hundred (100) “partners” within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) or if the Company already has more than one-hundred (100) “partners” but such issuance would further increase the number of “partners” in the Company. For purposes of determining whether a Transfer is a “block transfer” if at any time the Company is managed by a Managing Member such Managing Member shall be treated as a “general partner.”

(d) Transfers of Units (other than pursuant to an Exchange Transaction) that are otherwise permitted by this Article VIII may only be made on the first day of a fiscal quarter of the Company, unless the Managing Member otherwise agrees.

(e) To the fullest extent permitted by law, any Transfer in violation of this Article VIII shall be deemed null and void ab initio and of no effect.

8.07 Rights of Assignees. Subject to Section 8.06(b), the Transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the Distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Member. The transferring Member will remain a Member even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Company as a Member pursuant to Section 8.08.

8.08 Admissions, Resignations and Removals.

(a) No Person may be admitted to the Company as an additional Managing Member or substitute Managing Member without the prior written consent of each incumbent Managing Member, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent Managing Member, in each case in the sole discretion of each incumbent Managing Member. A Managing Member will not be entitled to resign as a Managing Member of the Company unless another Managing Member shall have been admitted hereunder (and not have previously been removed or resigned).

(b) No Member will be removed or entitled to resign from being a Member of the Company except in accordance with Section 8.09 hereof. Any additional Managing Member or substitute Managing Member admitted as a Managing Member of the Company pursuant to this Section 8.08 is hereby authorized to, and shall, continue the Company without dissolution.

(c) Except as otherwise provided in Article IX or the Act, no admission, substitution, resignation or removal of a Member will cause the dissolution of the Company. To the fullest extent permitted by law, any purported admission, resignation or removal that is not in accordance with this Agreement shall be null and void.

8.09 Admission of Assignees as Substitute Members. An Assignee will become a substitute Member only if and when each of the following conditions is satisfied:

(a) the Managing Member consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in each case in the Managing Member’s sole discretion;

(b) if required by the Managing Member, the Managing Member receives written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Member) that are in a form satisfactory to the Managing Member (as determined in its sole discretion);

(c) if required by the Managing Member, the Managing Member receives an opinion of counsel satisfactory to the Managing Member to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d) if required by the Managing Member, the parties to the Transfer, or any one of them, pays all of the Company’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Company).

Notwithstanding anything herein to the contrary, to the fullest extent permitted by Law, any Person who acquires in any manner whatsoever any Units, irrespective of whether such Person has accepted and adopted in writing the terms and conditions of this Agreement shall be deemed by acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement to which any predecessor in such Units was subject or by which such predecessor was bound.

8.10 Resignation and Removal of Members. Subject to Section 8.06, if a Member (other than the Managing Member) ceases to hold any Units then such Member shall cease to be a Member and to have the power to exercise any rights or powers of a member of the Company, and shall be deemed to have resigned from the Company.

8.11 Withholding. In the event any transfer is permitted pursuant to this Article VIII, the transferring parties shall demonstrate to the satisfaction of the Managing Member either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld. The transferring parties shall furnish any forms, certifications or other documentation reasonably requested by the Managing Member for purposes of determining whether withholding is required in connection with such transfer or the amount of tax, if any, required to be withheld has been remitted to the applicable governmental authority.

8.12 Allocations in Respect of Transferred Units. With regard to the Managing Member’s acquisition of Common Units in connection with the Company Merger, Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any taxable year there is any other change in any Member’s Units in the Company, the Managing Member shall consult in good faith with the Original Member Representative and the tax advisors to the Company and allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member in its reasonable discretion (after consulting in good faith with the Original Member Representative); provided that, the Original Member Representative shall not have the consultation right described in this Section 8.11 in the event that the Original Member Representative owns less than 50% of the Units owned by the Original Member Representative immediately following the Closing Date.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

9.01 No Dissolution. Except as required by the Act, the Company shall not be dissolved by the admission of additional Members or resignation of Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

9.02 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Company in conformity with this Agreement;

(b) any event which makes it unlawful for the business of the Company to be carried on by the Members;

(c) the written consent of all Members;

(d) at any time, there are no Members, unless the Company is continued in accordance with the Act; or

(e) the determination of the Managing Member in its reasonable discretion; provided that, in the event of a dissolution pursuant to this clause (e), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to Distributions made to Members pursuant to Section 9.03 below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable Laws and regulations, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

9.03 Distribution upon Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed. Upon the winding up of the Company, the Managing Member, or any other Person designated by the Managing Member (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Managing Member determines otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(a) First, to the satisfaction of debts and liabilities of the Company (including satisfaction of all indebtedness to Members and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Company (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for Distribution of the balance in the manner hereinafter provided in this Section 9.03;

(b) Second, to the payment to the Members of any debts (and any accrued interest thereon), owed by the Company to such Members; and

(c) The balance, if any, to the Members in accordance with Section 4.02.

9.04 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation. Notwithstanding the provisions of Section 9.03, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidation Agent determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidation Agent may, in its sole discretion, defer for a reasonable time the winding up of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 9.03, the Liquidation Agent may, in its sole discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 9.03, (ii) as tenants in common and in accordance with the provisions of Section 9.03, undivided interests in all or any portion of such Company assets or (iii) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the Liquidation Agent deems reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidation Agent shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XI.

9.05 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

9.06 Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance during the existence of the Company, upon dissolution or termination of the Company or otherwise, except to the extent required by the Act.

9.07 Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5.07, 10.01, 10.02, 12.09 and 12.10 shall survive the termination of the Company.

ARTICLE X

LIABILITY AND INDEMNIFICATION

10.01 Liability of Members.

(a) No Member and no Affiliate, manager, member, employee or agent of a Member shall be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the Company, except to the extent required by the Act.

(b) This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members (including the Managing Member) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Member or Managing Member shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(c) To the extent that, at law or in equity, any Member (including the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (including the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including the Managing Member) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including the Managing Member).

(d) The Managing Member may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such Person as to matters the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to (a) any Member that is not a director, manager, officer or employee of the Managing Member or any of their respective Subsidiaries, in which case solely acting in their capacity as such, (b) any of their respective Affiliates (other than the Company, the Managing Member or any of their respective Subsidiaries), (c) any Person that was a Member immediately before the Closing or any of its respective Affiliates (including its respective investors and equityholders and any associated Persons or investment funds or any of their respective portfolio companies or investments) or (d) any of the respective officers, managers, directors, agents, shareholders, members, and equityholders of any of the foregoing (but in each case excluding any director, manager, officer or employee of the Managing Member or any of their respective Subsidiaries solely acting in their capacity as such) (each a “Business Opportunities Exempt Party”). The Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 10.01(e). No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Managing Member, the Company or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Company and none of the Managing Member, the Company or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 10.01(e) shall not apply to, and no interest or expectancy of the Company is renounced with respect to, any opportunity offered to any director or officer of the Managing Member or its Subsidiaries if such opportunity is expressly offered or presented to, or acquired or developed by, such Person solely in his or her capacity as a director or officer of the Managing Member or its Subsidiaries. No amendment or repeal of this Section 10.01(e) shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 10.01(e). Neither the amendment or repeal of this Section 10.01(e), nor the adoption of any provision of this Agreement inconsistent with this Section 10.01(e), shall eliminate or reduce the effect of this Section 10.01(e) in respect of any business opportunity first identified or any other matter occurring, or any cause of action that, but for this Section 10.01(e), would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party in a manner consistent with this Section 10.01(e) shall be deemed to be a violation of any fiduciary or other duty owed to any Person.

10.02 Indemnification.

(a) Exculpation and Indemnification. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Indemnitee shall be liable to the Company or any Member for any act or omission in relation to the Company or this Agreement or any transaction contemplated hereby taken or omitted by an Indemnitee unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), the Company shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a “Proceeding”), including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member, and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent. The indemnification of any Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Company or any Indemnitee.

(b) Advancement of Expenses. To the fullest extent permitted by law, the Company shall promptly pay reasonable expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any Proceeding in advance of the final disposition of such Proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to pay expenses of an Indemnitee in connection with any Proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Section 10.02 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Company, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d) Insurance.

(i) To the fullest extent permitted by law, the Company may purchase and maintain insurance on behalf of any Person described in Section 10.02(a) against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(ii) In the event of any payment by the Company under this Section 10.02, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Company, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(iii) The Company shall not be liable under this Section 10.02 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.02 or any insurance policy, contract, agreement or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Company and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Company that indemnification of any person whom the Company is obligated to indemnify pursuant to Section 10.02(a) shall be made to the fullest extent permitted by law.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).

10.03 Survival. The provisions of this Article X shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE XI

VALUATION

11.01 Fair Market Value. For all purposes of this Agreement, “Fair Market Value” of any asset, property or equity interest means the amount which a seller of such asset, property or equity interest would receive in a sale of such asset, property or equity interest in an arms-length transaction with an unaffiliated third party consummated on a date determined by the Managing Member (which may be the date on which the event occurred which necessitated the determination of the Fair Market Value) (and after giving effect to any transfer taxes payable in connection with such sale).

11.02 Determination. Fair Market Value shall be determined by the Managing Member (or, if pursuant to Section 9.03, the Liquidation Agent) in its good faith judgment in such manner as it deems reasonable and using all factors, information and data deemed to be pertinent; provided that, no determination of Fair Market Value shall give effect or take into account any “minority discount” or “liquidity discount” (or any similar discount arising out of the fact that the Units are restricted or is not registered with the Commission, publicly traded or listed on a securities exchange), but shall value the Company and its Subsidiaries and their respective businesses in their entirety on an enterprise basis using any variety of industry recognized valuation techniques commonly used to value businesses.

ARTICLE XII

MISCELLANEOUS

12.01 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a) If to the Company, to:

Cibus Global, LLC

6455 Nancy Ridge Drive

San Diego, CA 92121

Attention: Rory Riggs, Chief Executive Officer, and Wade King, MD,

Chief Financial Officer

E-mail: [***] and [***]

with a copy (which shall not constitute notice) to:

Jones Day

4655 Executive Drive, Suite 1500

San Diego, CA 92121-3134

Attention: Cameron A. Reese

E-mail: [***]

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Stuart Leblang and Jonathan Pavlich

Email: [***] and [***]

(b) If to any Member other than the Managing Member, to such Member at the address of such Member as set forth on Exhibit A.

(c) If to the Managing Member, to:

Cibus, Inc.

6455 Nancy Ridge Drive

San Diego, CA 92121

Attention: Rory Riggs, Chief Executive Officer, and Wade King, MD,

Chief Financial Officer

E-mail: [***] and [***]

with a copy (which shall not constitute notice) to:

Jones Day

4655 Executive Drive, Suite 1500

San Diego, CA 92121-3134

Attention: Cameron A. Reese

E-mail: [***]

12.03 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

12.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

12.05 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he or she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

12.06 Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 12.06.

12.07 Further Assurances. Each Member shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

12.08 Entire Agreement. This Agreement and the agreements referred to herein constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto (including the Existing Agreement).

12.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware.

12.10 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding or investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 12.02. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 12.10; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(c) EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

(d) EACH PARTY, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

12.11 [Intentionally Omitted].

12.12 Amendments and Waivers.

(a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the Managing Member in its sole discretion without the approval of any other Member or other Person so long as such amendment is executed and delivered to the Company by (i) so long as Rory Riggs owns at least 50% of the Common Units owned by him immediately following the Closing, Rory Riggs or (ii) if Rory Riggs no longer owns at least 50% of the Common Units owned by him immediately following the Closing, Members holding greater than 50% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by the Managing Member); provided that, no amendment, including any amendment effected by way of merger, consolidation or Transfer of all or substantially all the assets of the Company, may (i) materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units), provided that, the creation or issuance of any new Unit or Equity Interest of the Company permitted pursuant to Section 7.04 and any amendments or modifications to Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Member or remove a right or privilege specifically granted to a Member in any event; (ii) modify the limited liability of any Member, or increase the liabilities of any Member, in each case, without the prior written consent of each such affected Member; or (iii) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of the holders of a majority of such Units.

(b) Notwithstanding anything to the contrary herein, the Managing Member may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement, including Exhibit A, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class or series of equity interest in the Company pursuant to Section 7.01 hereof; (2) the admission, substitution, or withdrawal of Members in accordance with this Agreement, pursuant to Section 8.08 hereof; (3) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (4) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (5) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company including a change in the dates on which Distributions are to be made by the Company. If an amendment has been approved in accordance with this agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the Members shall be deemed a party to and bound by such amendment.

(c) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(d) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Company’s property.

12.13 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02 hereof); provided, however, that each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Section 12.10 and shall be entitled to enforce its rights thereunder.

12.14 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12.15 Power of Attorney. Each Member, by its execution hereof, hereby makes, constitutes and appoints the Managing Member as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all amendments to the Certificate required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Members have agreed to provide upon a matter receiving the agreed support of Members) deemed advisable by the Managing Member to carry out the provisions of this Agreement and Law or to permit the Company to become or to continue as a limited liability company or entity wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (d) all instruments that the Managing Member deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including the admission of additional Members or substituted Members pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Managing Member to effect the liquidation and termination of the Company; and (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company.

12.16 Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 12.12, the Managing Member in its sole discretion may, or may cause the Company to, without the approval of any Member or other Person, enter into separate subscription, letter or other agreements with individual Members that have become or will become Members after the date hereof with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such future Member(s) party thereto notwithstanding the provisions of this Agreement. The Managing Member in its sole discretion may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement, the Tax Receivable Agreement, the Exchange Agreement and any other separate agreement described in this Section 12.16 shall constitute a “partnership agreement” within the meaning of Section 761 of the Code.

12.17 Partnership Status. The Members intend to treat the Company as a partnership for U.S. federal income tax purposes and notwithstanding anything to the contrary herein, no election to the contrary shall be made.

12.18 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

COMPANY:
CIBUS GLOBAL, LLC

By:	/s/ Rory Riggs
Name:	Rory Riggs
Title:	Chief Executive Officer

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

MANAGING MEMBER:
CIBUS, INC.

By:	/s/ Rory Riggs
Name:	Rory Riggs
Title:	Chief Executive Officer

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

MEMBERS:

BAKER FAMILY HOLDING

By:	/s/ Brian Baker
Name: Brian Baker
Title: Duly Authorized Representative

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

BARRY HABIB

/s/ Barry Habib

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

BARRY HABIB 2022 TRUST

By:	/s/ Barry Habib
Name: Barry Habib
Title: Trustee

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

BARRY M. FOX

/s/ Barry M. Fox

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

BDTCP INVESTMENTS 2022, LLC

By:	/s/ Michael Burns
Name: Michael Burns
Title: Vice President and Treasurer

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

BENJAMIN S. BUTCHER

/s/ Benjamin S. Butcher

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

BWK INVESTMENTS, LLC (BAKER BROS)

By:	/s/ Brian Baker
Name: Brian Baker
Title: Duly Authorized Representative

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

DELTA III PARTNERS, LLC

By:	/s/ Mark Finn
Name: Mark Finn
Title: Managing Member

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

DG FAMILY TRUST

By:	/s/ Andrew J. Guff
Name: Andrew J. Guff
Title: Trustee

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

DJG ASSOCIATED LLC

By:	/s/ Andrew J. Guff
Name: Andrew J. Guff
Title: Signatory

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

GARY P. GALLAGHER

/s/ Gary P. Gallagher

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

GODNEY HOLDINGS, LLC

By:	/s/ Richard Warburg
Name: Richard Warburg
Title: Manager

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

HARRY GLORIKIAN

/s/ Harry Glorikian

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

HEIDEL FAMILY TRUST

By:	/s/ Stephen Heidel
Name: Stephen Heidel
Title: Trustee

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

INCANDESCENT LLC

By:	/s/ Niko Canner
Name: Niko Canner
Title: Chief Executive Officer

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

JG FAMILY TRUST

By:	/s/ Jessica Guff
Name: Jessica Guff
Title: Trustee

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

JOHN F. MAULDIN

/s/ John F. Mauldin

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

JOHN LEWIS

/s/ John Lewis

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

JOHN P. & KELLYN KRUEGER

/s/ John P. Krueger

/s/ Kellyn Krueger

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

KEITH A. WALKER

/s/ Keith A. Walker

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

KEVIN BARR

/s/ Kevin Barr

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

MARK FINN

/s/ Mark Finn

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

MKF FAMILY LLC

By:	/s/ Mary Ford
Name: Mary Ford
Title: Chief Executive Officer

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

NEW VENTURES AGTECH SOLUTIONS, LLC

By:	/s/ Jonathan Finn
Name: Jonathan Finn
Title: Managing Member

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

NICKELSON PROPERTIES LP

By:	/s/ Donald Nickelson
Name: Donald Nickelson
Title: General Partner

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

PETER BEETHAM

/s/ Peter Beetham

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

PETER S. VOSS

/s/ Peter S. Voss

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

RORY RIGGS

/s/ Rory Riggs

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

RORY RIGGS FAMILY TRUST

By:	/s/ Margaret Crotty
Name: Margaret Crotty
Title: Trustee

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

SMITH BROWN LLC (KATIE FORD)

By:	/s/ Mary Ford
Name: Mary Ford
Title: Managing Partner

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

STACEY NICHOLAS TRUST UTD JUNE 6, 2006

By:	/s/ James Parks
Name: James Parks
Title: Trustee

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

THE WARREN & GAIL HALL TRUST

By:	/s/ Gail Hall
Name: Gail Hall
Title: Trustee

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

THOMAS H. BISHOP

/s/ Thomas H. Bishop

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

WADE KING

/s/ Wade King

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

WILL WILL LLC

By:	/s/ Gerard Ford Jr.
Name: Gerard Ford Jr.
Title: Manager

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

WILLIAM C. EACHO REVOCABLE TRUST

By:	/s/ William Eacho
Name: William Eacho
Title: Trustee

[Signature Page—Third Amended and Restated Limited Liability Company Agreement Cibus Global, LLC]

EXHIBIT A

Baker Family Holding
Barry Habib
Barry Habib 2022 Trust
Barry M. Fox
BDTCP Investments 2022, LLC
Benjamin S. Butcher
BWK Investments, LLC (Baker Bros)
Delta III Partners, LLC
DG Family Trust
DJG Associated LLC
Gary P. Gallagher
Godney Holdings, LLC
Harry Glorikian
Heidel Family Trust
Incandescent LLC
JG Family Trust
John F. Mauldin
John Lewis
John P. & Kellyn Krueger
Keith A. Walker
Kevin Barr
Mark Finn
MKF Family LLC
New Ventures Agtech Solutions, LLC
Nickelson Properties LP
Peter Beetham
Peter S. Voss
Rory Riggs
Rory Riggs Family Trust
Smith Brown LLC (Katie Ford)
Stacey Nicholas Trust UTD June 6, 2006
The Warren & Gail Hall Trust
Thomas H. Bishop
Wade King
Will Will LLC
William C. Eacho Revocable Trust